UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

Ludvik Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52402	33-1148936
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1220 N. Market St, Ste 806, Wilmington, De	19901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (757) 927-2986

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreements

Explanatory Note: This Report describes various transactions, including the announcement of an exchange offer. To the extent that this Report constitutes pre-commencement communication related to an exchange offer, we have designated that this Report will also constitute the required disclosure pursuant to Securities Act Rule 425 and Securities Exchange Act Rule 14d-2.

On March 29th, 2007 the company entered into a Purchase and Sale Agreement with H and K Development LLC for the purchase of property located in Destin, Florida. The agreement provided for a purchase price of $38 million dollars, with a deposit of 250,000 shares of the company’s common stock at an initial price of $8.00 per share. The balance of the purchase price of $28 million dollars is due on or before February 28, 2008. H and K Development LLC will retain a $10 million dollar carried interest in the project.

On May 7, 2007 the company entered into a Purchase and Sale Agreement with Horsecreek Partners LLC for the purchase of Independence Community (www.independence-community.com) in Hinesville, Georgia. The agreement provided the issuance of 250,000 shares of the company’s common stock at an initial price of $8.00 per share. The balance of the purchase price of was due on or before June 30, 2007. The company is currently negotiating the terms of an extension of the closing date but there can be no assurance that an extension to the closing shall be obtained or that the transaction shall be completed.

On June 19, 2007, the company and CyberSentry, Inc (“CYRS”), jointly entered into a Merger Agreement with the company as the survivor corporation. Under the agreement, a majority of CYRS shareholders agreed to exchange 10,000 shares of CYRS for 1 share of our Common Stock. The agreement became effective on June 29, 2007. There was an allocation of 450,000 common shares that were issued pursuant to the agreement, including an allocation of 400,000 for the assumption of liabilities and 50,000 shares for CYRS shareholders. Computershare Trust Company is the company transfer agent and will be the exchange agent for CYRS shareholders.

On June 29, 2007 the company entered into a Purchase and Sale Agreement with Wenona Harbor LLC for a total purchase price of $22.5 million dollars with an earnest deposit of the issuance of 375,000 common shares at $8.00 per share. The company also entered into a Purchase and Sale Agreement with 9304 Deal Island Road LLC for a total purchase price of $ 4 million dollars and the issuance of 125,000 common shares at $8.00 per share as an earnest deposit. The properties are located in Wenona Harbor and Deal Island, Maryland. The closing of the transactions is scheduled to be on or before January 28, 2008.

On July 2, 2007, the company entered into an addendum to an original Purchase and Sale Agreement with Whistler Lagoon, LLC dated June 12, 2007 whereby the company would purchase certain property located on Deal Island, Maryland. The company agreed to permit the seller to assign the Purchase and Sale agreement to a Substitute Seller, so long as the Substitute Seller at the time of conveyance of the subject property is in fee simple title and duly authorized to convey said property to Purchaser. The purchase price of $35 million dollars, includes an earnest deposit of 500,000 shares of the company’s common stock at $8.00 per share and a carried interest of $10 million dollars. The closing is scheduled to be on or before December 31, 2007.

ITEM 8.01. Other

The company has elected the fiscal year end of June 30.

ITEM 9.01. Financial Statements and Exhibits

(a)	Exhibits
	10.1	Merger Agreement - Financial Information as of March 31, 2007
	10.2	Press Release dated July 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ludvik Capital, Inc.

Dated: July 9, 2007	By:	/s/ Frank Kristan
Frank Kristan, President